  THIS REGISTRATION STATEMENT ALSO CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1
                     TO REGISTRATION STATEMENT NO. 33-51995


    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL   , 1996.
                                                      REGISTRATION NO. 333-00789

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            ------------------------
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------


                      CHIQUITA BRANDS INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           NEW JERSEY                                    04-1923360
(STATE OR OTHER JURISDICTION OF             (I.R.S. EMPLOYER IDENTIFICATION NO.)
 INCORPORATION OR ORGANIZATION)

                             250 EAST FIFTH STREET
                             CINCINNATI, OHIO 45202
                                 (513) 784-8000
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             ROBERT W. OLSON, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                      CHIQUITA BRANDS INTERNATIONAL, INC.
                             250 EAST FIFTH STREET
                             CINCINNATI, OHIO 45202
                                 (513) 784-8804
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                WITH COPIES TO:

                             ANDREW R. KELLER, ESQ.
                           SIMPSON THACHER & BARTLETT
                              425 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From
time to time after the effective date of this Registration Statement as determined in light of market conditions and other factors.
                            ------------------------
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                                            -------------------

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           ------------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           ------------------------
                                                  (Cover continued on next page)

     Pursuant to Rule 429 of the Rules under the 1933 Act, this Registration Statement contains a combined prospectus that also relates to a Registration Statement on Form S-3 No. 33-51995 (relating to an aggregate of $300,000,000 principal amount of Debt Securities, Preferred Stock, par value $1.00 per share, and Capital Stock, par value $0.33 per share) previously filed by the registrant and declared effective on January 28, 1994. This Registration Statement constitutes Post-Effective Amendment No. 1 to Registration Statement No. 33-51995 with respect to the remaining $81,250,000 of unsold securities thereunder, and such Post-Effective Amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of the Securities Act of 1933.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                        CALCULATION OF REGISTRATION FEE



===================================================================================================================
                                                                                    PROPOSED
                                                  AGGREGATE        PROPOSED          MAXIMUM
            TITLE OF EACH CLASS OF                 AMOUNT           MAXIMUM         AGGREGATE        AMOUNT OF
                  SECURITIES                        TO BE       OFFERING PRICE      OFFERING       REGISTRATION
             TO BE REGISTERED(1)                REGISTERED(2)   PER UNIT(2)(3)     PRICE(2)(4)          FEE
- ------------------------------------------------------------------------------------------------------------------
Debt Securities; Non-Voting Cumulative               (7)              (6)         $418,750,000      $144,397(8)
Preferred Stock, par value $1.00 per share;
Cumulative Preference Stock, without par
value; Depositary Shares; Capital Stock, par
value $0.33 per share; Securities
Warrants(5)(6)
===================================================================================================================

(1) This registration statement also covers such indeterminate amount of securities of the registrant, which are being registered hereunder, as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the Debt Securities, Non-Voting Preferred Stock, Preference Stock, Depositary Shares or Securities Warrants registered hereunder.

(2) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $418,750,000 or, if any Debt Securities are issued with original issue discount, such greater amount as shall result in an aggregate offering price of not more than $418,750,000. Any offering of Debt Securities denominated other than in U.S. dollars will be treated as the equivalent of U.S. dollars based on the exchange rate applicable to the purchase of such Debt Securities at the time of the initial offering. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(3) No separate consideration will be received for any securities registered hereunder that are issued in exchange for, or upon conversion of, as the case may be, the Debt Securities, Non-Voting Preferred Stock, Preference Stock, or Depositary Shares registered hereunder.

(4) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) of the rules and regulations (the "Rules") of the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act").

(5) Such indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. In the event that the Registrant elects to offer to the public fractional interests in shares of the Non-Voting Preferred Stock or Preference Stock registered hereunder, Depositary Receipts will be distributed to those persons purchasing such fractional interests and such shares will be issued to the Depositary under the Deposit Agreement.

(6) Subject to Note 1 above, there is being registered hereunder an indeterminate principal amount of Debt Securities and/or shares of Non-Voting Preferred Stock and/or shares of Preference Stock and/or Depositary Shares and/or shares of Capital Stock and/or Securities Warrants as may be sold, from time to time, by the registrant.

(7) Not applicable pursuant to Form S-3 General Instructions II.D.

(8) Previously paid.


                             SUBJECT TO COMPLETION

                PRELIMINARY PROSPECTUS DATED             , 1996

PROSPECTUS
- ----------
[LOGO]                            $500,000,000

                      CHIQUITA BRANDS INTERNATIONAL, INC.

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                              SECURITIES WARRANTS

     Chiquita Brands International, Inc. ("Chiquita" or the "Company") may offer from time to time (i) in one or more series unsecured debt securities which may be either senior or subordinated debt securities (together, the "Debt Securities"), consisting of debentures, notes and/or other evidences of indebtedness; (ii) in one or more series shares of preferred stock (together "Preferred Stock") which may be either Non-Voting Cumulative Preferred Stock, par value $1.00 per share ("Non-Voting Preferred Stock") or Cumulative Preference Stock, without par value ("Preference Stock"), either of which may be issued in the form of depositary shares evidenced by depositary receipts ("Depositary Shares"), (iii) shares of its Capital Stock, par value $0.33 per share ("Common Stock") and (iv) securities warrants ("Securities Warrants") to purchase Debt Securities, Preferred Stock, Depositary Shares or Common Stock (the Debt Securities, Preferred Stock, Common Stock and Securities Warrants being collectively referred to as the "Securities"), or any combination of the foregoing, at an aggregate initial offering price not to exceed $500,000,000, at prices and on terms to be determined at or prior to the time of sale.

     Specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement ("Prospectus Supplement"), together with the terms of the offering of the Securities and the initial price and the net proceeds to Chiquita from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Securities, without limitation, the following: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as senior debt or subordinated debt, authorized denominations, maturity, rate (or method of calculation thereof) of interest and dates (or method of determination thereof) for payment thereof, and any exchangeability, conversion, redemption, prepayment or sinking fund provisions, (ii) in the case of Preferred Stock, the designation, including whether Non-Voting Preferred Stock or Preference Stock, number of shares, voting rights (for Preference Stock), liquidation preference per share, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions, any conversion or exchange rights and any special voting or other special rights,
(iii) in the case of Common Stock, the number of shares of Common Stock and the terms of the offering and sale thereof and (iv) in the case of Securities Warrants, the number and terms thereof, the designation and number or amount of Securities issuable upon their exercise, the exercise price, the terms of the offering and sale thereof and, where applicable, the duration and detachability thereof. The Prospectus Supplement will also contain information, where applicable, about certain Federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by the Prospectus Supplement.

     The Securities may be offered for sale directly, through agents, to or through underwriters or dealers designated from time to time or through a combination of such methods. If agents of Chiquita or any underwriters or dealers are involved in the sale of the Securities, the names of such agents, underwriters or dealers and any applicable commission or discounts will be set forth in the Prospectus Supplement. See "Plan of Distribution."

     SEE "RISK FACTORS" ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

               THE DATE OF THIS PROSPECTUS IS             , 1996.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT, UNDERWRITER OR DEALER. THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

     Chiquita is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Chiquita has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto, or amendments thereto, to which reference is hereby made. Such reports, proxy and information statements, Registration Statement and exhibits and other information filed by Chiquita may be inspected and, upon payment of the Commission's customary charges, copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., and at the Regional Offices of the Commission at Suite 1300, 7 World Trade Center, New York, New York, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois.

     Chiquita's Common Stock is listed on the New York, Boston and Pacific Stock Exchanges. Reports, proxy and information statements and other information concerning Chiquita may be inspected and copied at the Library of the New York Stock Exchange at 20 Broad Street, New York, New York; at the Secretary's Office of the Boston Stock Exchange at 1 Boston Place, Boston, Massachusetts; and at the Listing Department of the Pacific Stock Exchange at 301 Pine Street, San Francisco, California.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Chiquita will furnish, without charge, to any person to whom this Prospectus is delivered, upon such person's written or oral request, a copy of any and all of the information that has been incorporated by reference in the Registration Statement of which this Prospectus is a part (not including exhibits to such information unless such exhibits are specifically incorporated by reference into such information). Any such request should be directed to the Vice President, Corporate Affairs of Chiquita, 250 East Fifth Street, Cincinnati, Ohio 45202; telephone: (513) 784-6366.


     The Annual Report on Form 10-K for the year ended December 31, 1995 (which incorporates by reference certain information contained in the Company's 1995 Annual Report to Shareholders) (the "1995 10-K") filed by Chiquita with the Commission (Commission file number 1-1550) is incorporated herein by reference and made a part hereof.


     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  THE COMPANY


     Chiquita Brands International, Inc. is a leading international marketer, producer and distributor of bananas and other quality fresh and processed food products sold under the Chiquita and other brand names. In addition to bananas, these products include other tropical fruit, such as mangoes, kiwi and citrus, and a wide variety of other fresh produce. The Company's operations also include fruit and vegetable juices and beverages; processed bananas and other processed fruits and vegetables; fresh cut and ready-to-eat salads; and edible oil-based consumer products.

     American Financial Group, Inc. ("AFG") owns, either directly or through its subsidiaries, approximately 43% of Chiquita's outstanding shares of Common Stock. Approximately 44% of the outstanding common stock of AFG is beneficially owned by Carl H. Lindner, members of his family and trusts for their benefit.


     Chiquita is a New Jersey corporation. The address of its principal executive offices is 250 East Fifth Street, Cincinnati, Ohio 45202 and its telephone number is (513) 784-8000. Unless the context indicates otherwise, the term "Chiquita" also includes the subsidiaries of the Company.

                                  RISK FACTORS

     In addition to the other information set forth in this Prospectus, prospective investors should carefully consider the following before making an investment in the Securities.

EUROPEAN UNION BANANA REGULATION


     On July 1, 1993, the European Union ("EU") implemented a new quota effectively restricting the volume of Latin American bananas imported into the EU. Implementation of the quota had the effect of decreasing the Company's volume and market share in Europe. The quota is administered through a licensing system and grants preferred status to producers and importers within the EU and its former colonies, while imposing quotas and tariffs on bananas imported from other sources, including Latin America, Chiquita's primary source of fruit. Since imposition of the EU quota regime, prices within the EU have increased to a higher level than the levels prevailing prior to the quota. Banana prices in other worldwide markets, however, have been lower than in years prior to the EU quota, as the displaced EU volume has entered those markets. In two separate rulings, General Agreement on Tariffs and Trade ("GATT") panels found this banana policy to be illegal. In March 1994, four of the countries which had filed GATT actions against the EU banana policy (Costa Rica, Colombia, Nicaragua and Venezuela) reached a settlement with the EU by signing a "Framework Agreement." The Framework Agreement authorizes the imposition of additional restrictive and discriminatory quotas and export licenses on U.S. banana marketing firms, while leaving EU firms exempt. Costa Rica and Colombia implemented this agreement in 1995, significantly increasing the Company's cost to export bananas from these sources. Three additional European countries (Sweden, Finland and Austria) joined the EU effective January 1, 1995. These countries, which had substantially unrestricted banana markets in which the Company supplied a significant portion of the bananas, are in the process of transition to the restrictive EU quota and licensing environment. The timing and exact nature of any adjustments in the quota and licensing regulations that will be made for these new EU members have not yet been determined. Implementation of the quota regime continues to evolve, and there can be no assurance that the EU banana regulation will not change further.

     In September 1994, Chiquita and the Hawaii Banana Industry Association made a joint filing with the Office of the U.S. Trade Representative ("USTR") under
Section 301 of the U.S. Trade Act of 1974, charging that the EU quota and licensing regime and the Framework Agreement are unreasonable, discriminatory, and a burden and restriction on U.S. commerce. In response to this petition, the U.S. Government initiated formal investigations of the EU banana import policy and of the Colombian and Costa Rican Framework Agreement export policies. In January 1995, the U.S. Government announced a preliminary finding against the EU banana import policy and in September 1995, based on information obtained in the USTR's investigation under Section 301, the United States, joined by Guatemala, Honduras and Mexico, commenced a new international trade challenge against the EU regime using the procedures of the World

Trade Organization ("WTO"). In January 1996, the USTR announced it had found the banana export policies of Costa Rica and Colombia to be unfair. The USTR further announced it was not imposing sanctions at that time, pending further consultations with those countries to eliminate harm to U.S. commerce. In February 1996, Ecuador, the world's largest exporter of bananas, joined the United States, Guatemala, Honduras and Mexico in challenging the EU regime under the WTO. Both the WTO and Section 301 authorize retaliatory measures, such as tariffs or withdrawal of trade concessions, against the offending countries. However, there can be no assurance as to the results of the WTO and Section 301 proceedings, the nature and extent of actions that may be taken by the United States or other adversely affected countries, or the impact on the EU quota regime or the Framework Agreement.


RECENT LOSSES


     From 1984 to 1991, the Company reported a continuous record of growth in annual earnings. However, the Company reported net losses for 1992, 1993 and 1994 of $284 million, $51 million and $72 million, respectively. The 1992 net loss included restructuring and reorganization charges of $61 million and losses relating to discontinued Meat Division operations of $62 million. The 1993 net loss was reduced as a result of benefits from the Company's multiyear investment spending program and its restructuring and cost reduction efforts. The 1994 net loss included income from discontinued operations of $36 million, extraordinary charges of $23 million from prepayment of debt and charges and losses totaling $67 million resulting primarily from farm closings and banana cultivation write-downs in Honduras following an unusually severe strike, the substantial reduction of the Company's Japanese "green" banana trading operations and a write-down of ships held for sale. The Company reported net income of $9 million for 1995.


LEVERAGE


     As of December 31, 1995, the Company and its subsidiaries had short-term notes and loans payable of $119 million and long-term debt (including current maturities) of approximately $1.3 billion. Required debt maturities for the years 1996 through 2000 are $53 million, $61 million, $97 million, $36 million and $37 million, respectively. The percentage of total debt to total capitalization for the Company was 68% at December 31, 1995.


SUBSIDIARIES


     Substantially all of the operations of the Company are conducted through its subsidiaries and the Company is therefore dependent on the cash flow of its subsidiaries to meet its obligations. The claims of holders of the Securities will be structurally subordinated to any existing and future obligations (whether or not for borrowed money) of such subsidiaries, some of which are highly leveraged. As of December 31, 1995, the total debt of the Company's subsidiaries aggregated $573 million, of which $295 million represented non-recourse long-term debt of the Company's shipping subsidiaries secured by ships and related equipment and $119 million represented short-term notes and loans payable.


COMPETITION AND PRICING


     Approximately 60% of the Company's consolidated net sales comes from the sale of bananas. Banana marketing is highly competitive. While smaller companies, including growers' cooperatives, are a competitive factor, the Company's principal competitors are a limited number of large international companies. The Company has been able to obtain a premium price for its bananas due to its reputation for quality and its innovative marketing techniques. In order to compete successfully, the Company must be able to source bananas of uniformly high quality and distribute them in worldwide markets on a timely basis. Bananas are highly perishable and must be brought to market and sold generally within 60 days after harvest. Therefore, selling prices which importers receive for bananas depend on the available supplies of bananas and other fruit in each market, the relative quality, and wholesaler and retailer acceptance of bananas offered by competing importers. Excess supplies may result in increased price competition. Competition in the sale of bananas also comes from other fresh fruit, which may be seasonal in nature. The resulting seasonal variations in demand cause banana pricing to be seasonal, with the first six months of the calendar year being the stronger period.

ADVERSE WEATHER CONDITIONS AND CROP DISEASE


     Bananas are vulnerable to adverse local weather conditions, which are quite common but difficult to predict, and to crop disease. These factors, which may result in lower sales volume and increased costs, may also restrict worldwide supplies and result in increased prices for bananas. However, competitors may be affected differently, depending upon their ability to obtain adequate supplies from sources in other geographic areas. Chiquita has a greater number and geographic diversity of sources of bananas than any of its competitors. During 1995, approximately one-third of all bananas sold by Chiquita were sourced from Panama. Bananas are sourced from numerous other countries, including Colombia, Costa Rica, Ecuador, Guatemala and Honduras which comprised 6% to 23% (depending on the country) of bananas sold by Chiquita during 1995.


LABOR RELATIONS


     The Company employs a total of approximately 36,000 associates. Approximately 32,000 of these associates are employed in Central and South America, including 28,000 workers covered by approximately 85 labor contracts with terms expiring from 1996 to 1999. Strikes or other labor-related actions are often encountered upon expiration of labor contracts and also frequently occur during the term of the contracts.


OTHER RISKS OF INTERNATIONAL OPERATIONS


     The Company's operations are conducted in many areas of the world, and are subject to risks that are inherent in operating in foreign countries, including government regulation, currency restrictions and other restraints, risks of expropriation, burdensome taxes, quotas and tariffs. There is also a risk that legal or regulatory requirements will be changed or that administration and enforcement policies will change. Certain of the Company's operations are dependent upon leases and other agreements with the governments of the countries. Although the Company's operations are a significant factor in the economies of many of the countries in Central and South America where the Company produces and purchases bananas and other agricultural and consumer products, the Company believes its overall risk from these factors, as well as from political changes, is reduced by the large number and geographic diversity of its sources of bananas. The Company's operations worldwide and the products it sells are subject to numerous governmental regulations and inspections by environmental, food safety and health authorities. Although the Company believes it is substantially in compliance with such regulations, actions by regulators have in the past required, and in the future may require, operational modifications or capital improvements at various locations or the payment of fines and penalties, or both.


SHARES AVAILABLE FOR FUTURE SALE


     No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or Preferred Stock, or the availability of such shares for future sales, will have on the market price of Common Stock or any then outstanding Preferred Stock prevailing from time to time. Sales of substantial amounts of Common Stock or Preferred Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock or, in certain instances, the Preferred Stock. At April 1, 1996, the Company had outstanding 55,234,823 shares of Common Stock, including 23,996,295 shares held, directly or indirectly, by AFG, and 2,875,000 shares of $2.875 Non-Voting Cumulative Preferred Stock, Series A.


ABSENCE OF PUBLIC MARKET FOR SECURITIES (OTHER THAN COMMON STOCK)

     Since the Debt Securities, the Preferred Stock and the Securities Warrants will be newly issued, there is no current market for such Securities. The Company may, but has no obligation to, apply for listing of such Securities on the New York Stock Exchange or another stock exchange, and there can be no assurance that the applicable listing requirements of any such exchange will be met. There can be no assurance that there will be an active trading market for such Securities.

                                USE OF PROCEEDS

     Unless otherwise indicated in the Prospectus Supplement, the net proceeds to be received by the Company from the sale of the Securities will be used to repay outstanding debt of the Company and its subsidiaries and for general corporate purposes.

              RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


     The Company's ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the years ended December 31, 1991 through 1995 were as follows:

                                                                  YEAR ENDED DECEMBER 31,
                                                          ----------------------------------------
                                                          1995     1994     1993     1992     1991
                                                          ----     ----     ----     ----     ----
Ratio of earnings to fixed charges......................  1.20       --(1)    --(1)    --(1)  1.73
Ratio of earnings to combined fixed charges and
  preferred stock dividends.............................  1.16       --(1)    --(1)    --(1)  1.73

- ---------------

(1) Fixed charges exceeded earnings by approximately $75 million, $45 million and $239 million for the years ended December 31, 1994, 1993 and 1992, respectively. Combined fixed charges and preferred stock dividends exceeded earnings by approximately $86 million, $49 million and $239 million for the years ended December 31, 1994, 1993 and 1992, respectively.

     For purposes of calculating the ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends, earnings are calculated as the sum of the income (loss) from continuing operations before income taxes, fixed charges (other than capitalized interest) and amortization of capitalized interest, less undistributed earnings of less-than-fifty-percent-owned investees. Fixed charges consist of interest on indebtedness (including capitalized interest and amortization of debt discount) and a portion of rent considered to represent interest cost.

                         DESCRIPTION OF DEBT SECURITIES


     The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement, including any covenants which may be applicable to a particular series of Debt Securities, and the extent, if any, to which the following general provisions do not apply to those Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities.


     The Debt Securities will be general unsecured obligations of the Company and will constitute either senior debt securities or subordinated debt securities. In the case of Debt Securities that will be senior debt securities ("Senior Debt Securities"), the Debt Securities will be issued under an Indenture (the "Senior Indenture") dated as of February 15, 1994 between the Company and The Fifth Third Bank, Cincinnati, Ohio, as trustee (the "Senior Debt Trustee"), under the Senior Indenture. In the case of Debt Securities that will be subordinated debt securities ("Subordinated Debt Securities"), the Debt Securities will be issued under an Indenture (the "Subordinated Indenture") to be executed by the Company and Star Bank, N.A., Cincinnati, Ohio, as trustee (the "Subordinated Debt Trustee"), under the Subordinated Indenture. The Senior Indenture and the Subordinated Indenture are sometimes referred to herein individually as an "Indenture" and collectively as the "Indentures." The Senior Debt Trustee and the Subordinated Debt Trustee are sometimes referred to herein individually as the "Trustee" or collectively as the "Trustees." The statements made under this caption relating to the Debt Securities and the Indentures are summaries only, do not purport to be complete and are qualified in their entirety by reference to the Indenture or form of Indenture filed with the Commission in connection with the issuance of any series of Debt Securities. Such summaries make use of terms defined in the Indentures. Wherever such terms are used herein, such terms are incorporated by reference from the Indentures as part of the statements made herein. Summaries of certain terms used herein will be included in the Prospectus Supplement relating to the issuance of any particular series of Debt Securities.

PROVISIONS APPLICABLE TO BOTH SENIOR AND SUBORDINATED DEBT SECURITIES

     GENERAL. Except as may be set forth in the terms of the Debt Securities and described in the Prospectus Supplement relating to such Debt Securities, neither of the Indentures limits the amount of Debt Securities which can be issued thereunder and each provides that additional Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company's Board of Directors. Reference is made to the Prospectus Supplement for the following terms of the particular series of Debt Securities being offered thereby: (i) the designation, aggregate principal amount and authorized denominations of the series; (ii) the price at which the series will be issued; (iii) the date or dates on which the series will mature (or manner of determining the same); (iv) the rate or rates per annum, if any, at which the series will bear interest (or the manner of calculation thereof) and the date or dates from which such interest will accrue; (v) certain covenants which will be applicable to that series of Debt Securities; (vi) the times at which any interest will be payable (or manner of determining the same) and the Regular Record Dates for Interest Payment Dates; (vii) the place or places where the principal of (and premium, if any) and interest, if any, on the series will be payable and each office or agency, as described below under "Denominations, Registration and Transfer," where the Debt Securities may be presented for transfer or exchange; (viii) any mandatory or optional sinking fund or analogous provisions; (ix) the date, if any, after which, and the price at which, such Debt Securities are payable pursuant to any optional or mandatory redemption provisions; (x) the terms and conditions upon which the Debt Securities of such series may be repayable prior to maturity at the option of the holder thereof and the price at which such Debt Securities are so repayable;
(xi) any provisions regarding exchangeability or conversion of the Debt Securities; (xii) information with respect to book-entry procedures, if any;
(xiii) any provisions of the Indenture which will not be applicable to that series of Debt Securities; (xiv) whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities; and (xv) any other additional provisions or specific terms which may be applicable to that series of Debt Securities.

     Some of the Debt Securities may be issued as Discounted Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any Discounted Securities will be described in the Prospectus Supplement relating thereto.

     DENOMINATIONS, REGISTRATION AND TRANSFER. Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities of a series will be issuable only in fully registered form. Unless otherwise provided in an applicable Prospectus Supplement with respect to a series of Debt Securities, Debt Securities will be issued only in denominations of $1,000 or any integral multiple thereof.

     Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. Debt Securities may be presented for exchange or for registration of transfer (with the form of transfer duly executed) at the office of a transfer agent designated by the Company for such purpose with respect to any series of Debt Securities. If a Prospectus Supplement refers to any transfer agent initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for such series.

     The Company is not required to issue, register the transfer of or exchange Debt Securities of any series for the 15-day period prior to the mailing of a notice of redemption and, with respect to any Debt Securities called for redemption in whole or in part (except for the unredeemed portion of any Debt Securities being redeemed in part), following such mailing.

     PAYMENT AND PAYING AGENTS. Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of (and premium, if any) and interest, if any, on Debt Securities will be made (i) by check mailed or delivered to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account (with a bank located inside the United States) maintained by the Person entitled thereto. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on any Debt Security will be made to the Person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest payment.

     All moneys paid by the Company to the Trustee or a Paying Agent for the payment of principal of (and premium, if any) and interest, if any, on any Debt Security which remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company and the holder of such Debt Security will thereafter look only to the Company for payment thereof.

     CONSOLIDATION, MERGER AND SALE OF ASSETS. Under each of the Indentures, the Company may not consolidate with or merge into any other entity or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to any entity, unless: (1) either
(a) the Company shall be the continuing corporation or (b) the entity (if other than the Company) formed by such consolidation or into which the Company is merged or the entity that acquires, by sale, assignment, conveyance, transfer, lease or disposition, all or substantially all of the properties and assets of the Company as an entirety shall be a corporation, partnership or trust organized and validly existing under the laws of the United States or any State thereof or the District of Columbia, and shall expressly assume by a supplemental indenture, the due and punctual payment of the principal of and premium, if any, and interest on all the Debt Securities and the performance and observance of every covenant of the Indenture on the part of the Company to be performed or observed; (2) immediately thereafter, no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing; and (3) certain other conditions, if any, are met, as are described in the Prospectus Supplement relating to the Debt Securities being offered thereby.

     In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraphs in which the Company is not the continuing corporation, the successor entity formed or remaining would be substituted for the Company and the Company would be discharged from all obligations and covenants under the Indenture and the Debt Securities.

     EVENTS OF DEFAULT. The following events are defined in each of the Indentures as "Events of Default" with respect to a series of Debt Securities:
(i) default in the payment of any installment of interest on any Debt Securities in such series for 30 consecutive days after becoming due; (ii) default in the payment of the principal of (or premium, if any, on) any Debt Securities in such series when due; (iii) default in the performance of any other covenant applicable to such series contained in the Debt Securities or the Indenture for a period of 60 days after written notice of such failure, requiring the Company to remedy the same, shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of 25% in aggregate principal amount of such series of Debt Securities then Outstanding; (iv) default shall have occurred under any other series of Debt Securities or any agreements, indentures or instruments under which the Company then has outstanding Indebtedness in excess of $10 million in the aggregate and, if not already matured in accordance with its terms, such Indebtedness shall have been accelerated and such acceleration shall not have been rescinded or annulled within ten days after notice thereof shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of such series of Debt Securities then Outstanding, provided, that if, prior to the entry of judgment in favor of the Trustee, such default under such indenture or instrument shall be remedied or cured by the Company, or waived by the holders of such Indebtedness, then the Event of Default under such Indenture shall be deemed likewise to have been remedied, cured or waived and provided, further, that if such default results from an action of the United States government or a foreign government which prevents the Company from performing its obligations under such agreement, indenture or instrument, the occurrence of such default will not be an Event of Default under such Indenture; (v) one or more judgments, orders or decrees for the payment of money in excess of $10 million, either individually or in the aggregate, shall be entered against the Company and shall not be discharged, there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect and there shall have been given written notice of the default to the Company by the Trustee or to the Company and the Trustee by the holders of 25% in aggregate principal amount of such series of Debt Securities then Outstanding; or (vi) certain events of bankruptcy, insolvency or reorganization with respect to the Company shall have occurred. If an Event of Default shall occur and be continuing with respect to a series of Debt Securities, either the Trustee or the holders of at least 25% in principal amount of the Outstanding Debt Securities of such series may declare the entire principal amount, or, in the case of Discounted Securities, such lesser amount as may be provided for in such Discounted Securities, of all the Debt Securities of such series to be immediately due and payable.

     Under each of the Indentures, the Company is required to furnish the Trustee annually a statement by certain officers of the Company to the effect that to the best of their knowledge the Company is not in default in the fulfillment of any of its obligations under the Indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default.

     Each of the Indentures provides that the Trustee shall, within 90 days after the occurrence of a default with respect to a particular series of Debt Securities (unless such default has been cured or waived), give the holders of the Debt Securities of such series notice of such default known to it (the term default to mean the events specified above without grace periods); provided that, except in the case of a default in the payment of principal of (or premium, if any) or interest, if any, on any of the Debt Securities of such series, the Trustee shall be protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of the Debt Securities of such series.

     The holders of a majority in principal amount of a particular series of Debt Securities Outstanding have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to such series or exercising any trust or power conferred on the Trustee, and to waive certain defaults. Each of the Indentures provides that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the

Debt Securities unless they shall have offered to the Debt Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

     SATISFACTION AND DISCHARGE. Except as may otherwise be set forth in the Prospectus Supplement relating to a series of Debt Securities, each of the Indentures provides that the Company shall be discharged from its obligations under the Debt Securities of such series (with certain exceptions) at any time prior to the Stated Maturity or redemption thereof when (a) the Company has deposited with the Trustee, in trust, sufficient funds to pay the principal of (and premium, if any) and interest, if any, to Stated Maturity (or to Redemption
Date) on, the Debt Securities of such series, (b) the Company has paid all other sums payable with respect to the Debt Securities of such series and (c) certain other conditions are met. Upon such discharge, the holders of the Debt Securities of such series shall no longer be entitled to the benefits of the Indenture, except for certain rights, including registration of transfer and exchange of the Debt Securities of such series and replacement of mutilated, destroyed, lost or stolen Debt Securities, and shall look only to such deposited funds.

     Such discharge may be treated as a taxable exchange of the related Debt Securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, holders of such Debt Securities would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their Debt Securities. Such holders thereafter might be required to include in income a different amount than would be includable in the absence of discharge. Prospective investors are urged to consult their own tax advisors as to the specific consequences of discharge.

     MODIFICATION AND WAIVER. Certain modifications and amendments (which, generally, either benefit or do not affect the holders of Outstanding Debt Securities) of each of the Indentures may be made by the Company and the Trustee without the consent of holders of the Debt Securities. Other modifications and amendments of each Indenture require the consent of the holders of more than 50% in principal amount of the Outstanding Debt Securities of each series issued under the Indenture affected by the modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest, if any, on any Debt Security, (b) reduce the principal amount of (or premium, if any) or interest, if any, on any Debt Security, (c) reduce the amount of principal of a Discounted Security payable upon acceleration of the Maturity thereof, (d) change the Place of Payment, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date) or (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the holders of which is required for modification or amendment of such Indenture or for waiver of compliance with certain provisions of such Indenture or for waiver of certain defaults.

     The holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. The holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of that series waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of (or premium, if any) and interest, if any, on any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each Outstanding Debt Security of that series affected.

     NOTICES. Notices to holders of Debt Securities will be given by mail to the addresses of such holders as they appear in the Debt Security Register.

     GOVERNING LAW. The Indentures and the Debt Securities are to be governed by and construed in accordance with the laws of the State of New York.

PROVISIONS APPLICABLE SOLELY TO SENIOR DEBT SECURITIES


     Senior Debt Securities will be issued under the Senior Indenture and will rank pari passu with all other existing and future unsecured Senior Indebtedness of the Company. Senior Debt Securities will be structurally subordinated to all existing and future Indebtedness of the Company's subsidiaries, which Indebtedness totalled $578 million at December 31, 1995.


PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES


     GENERAL. Subordinated Debt Securities will be issued under the Subordinated Indenture and will rank pari passu with certain other subordinated debt of the Company that may be outstanding from time to time and will rank junior to all Senior Indebtedness of the Company (including any Senior Debt Securities) that may be outstanding from time to time. At December 31, 1995, the Company had $423 million of Senior Indebtedness outstanding. Subordinated Debt Securities will also be structurally subordinated to all existing and future Indebtedness of the Company's subsidiaries, which Indebtedness totalled $578 million at December 31, 1995.


     SUBORDINATION. The Indebtedness represented by the Subordinated Debt Securities is subordinated in right of payment to the prior payment in full of all Senior Indebtedness.

     No payment or distribution shall be made on account of the principal of or premium, if any, or interest on, or the purchase, redemption or other acquisition of, the Subordinated Debt Securities in the event and during the continuation of any default in the payment of any Senior Indebtedness beyond any applicable grace period. Payments of principal, premium, if any, and interest on, or redemption or other acquisition by the Company of, the Subordinated Debt Securities may also be blocked in the event of other defaults which allow acceleration of the maturity of any Senior Indebtedness.

     The Subordinated Indenture will provide that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or its assets, or any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshaling of assets or liabilities of the Company, all Senior Indebtedness must be paid in full, or provision made for such payment, before any payment or distribution (excluding certain permitted equity or subordinated securities) is made on account of the principal of or premium, if any, or interest on the Subordinated Debt Securities. By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Subordinated Debt Securities. By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Subordinated Debt Securities.

     For purposes of the foregoing, Senior Indebtedness will be defined to mean all Indebtedness of the Company and any accrued but unpaid interest on such Indebtedness, unless in each case by the terms of the instrument creating or evidencing such Indebtedness it is provided that such Indebtedness is not senior in right of payment to the Subordinated Debt Securities or that such Indebtedness is pari passu with or subordinate in right of payment to the Subordinated Debt Securities; provided that Senior Indebtedness does not include
(i) the Company's 10 1/2% Subordinated Debentures due August 1, 2004, 11 1/2% Subordinated Notes due June 1, 2001 and 7% Convertible Subordinated Debentures due March 28, 2001, (ii) any obligations of the Company to any of its subsidiaries, or (iii) any obligations of the Company arising from redeemable stock.

CONCERNING THE TRUSTEES

     The Senior Debt Trustee, The Fifth Third Bank, Cincinnati, Ohio, is a state banking association organized under the laws of the State of Ohio. The Bank is a regional commercial bank offering a wide range of banking services to individual and business customers. The Subordinated Debt Trustee, Star Bank, N.A., Cincinnati, Ohio, is a national banking association organized under the laws of the United States of America.

                        DESCRIPTION OF EQUITY SECURITIES


     Chiquita has 150,000,000 authorized shares of Capital Stock, par value $.33 per share (the "Common Stock"), of which 55,234,823 shares were outstanding on April 1, 1996. Chiquita has authorized 10,000,000 shares of Non-Voting Cumulative Preferred Stock, $1.00 par value per share (the "Non-Voting Preferred Stock"), of which 2,875,000 shares were outstanding on April 1, 1996 designated as $2.875 Non-Voting Cumulative Preferred Stock, Series A; and 4,000,000 shares of Cumulative Preference Stock, without par value (the "Preference Stock"), no shares of which were outstanding on April 1, 1996. Each of the Non-Voting Preferred Stock and the Preference Stock may be issued in one or more series having such designated preferences and rights, qualifications and limitations as the Board of Directors may from time to time determine without requiring any vote of the shareholders.


     The issuance of preferred or preference stock by the Board of Directors could be utilized, under certain circumstances, as a method of preventing a takeover of Chiquita. There are no other provisions in the Company's Second Restated Certificate of Incorporation or By-Laws that would have an effect of delaying, deferring or preventing a change in control of Chiquita.


     Various debt instruments of the Company restrict, among other things, dividends and other distributions on, and repurchases or redemptions of, the Company's capital stock. At December 31, 1995, these restrictions would have allowed the payment of approximately $160 million for dividends and other corporate distributions, redemptions or repurchases. The ability of the Company to pay dividends when, as and if declared by the Board of Directors, may be subject to restrictions contained in any future debt agreements and to limitations contained in future series or classes of preferred or preference shares and is subject to the legal availability of funds.


DESCRIPTION OF COMMON STOCK


     Chiquita has 150,000,000 authorized shares of Common Stock, of which 55,234,823 shares were outstanding on April 1, 1996.


     Holders of Common Stock are entitled to one vote per share on the election of directors and all other matters submitted to a vote of shareholders. Shares of Common Stock do not have cumulative voting rights.

     Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor; provided, however, that all dividends on any preferred stock and preference stock which may be issued in the future must be fully paid or declared and set apart before any dividends can be paid or declared and set apart with respect to the Common Stock.

     Upon liquidation, dissolution or winding-up of Chiquita, the holders of the Common Stock are entitled to share ratably in the assets of Chiquita remaining after the payment of its obligations and liabilities and after payment due the holders of Chiquita's preferred stock and preference stock.

     Holders of Common Stock have no preemptive or other rights to subscribe for or purchase additional securities of Chiquita. All outstanding shares of Common Stock are fully paid and nonassessable.

DESCRIPTION OF PREFERENCE STOCK

     The Board of Directors of the Company may provide for the issuance of up to 4,000,000 shares of Preference Stock in one or more series. The rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences of each series may be fixed or designated by the Board of Directors without any further vote or action by the Company's shareholders. Upon issuance after full payment of the purchase price therefor, shares of Preference Stock offered hereby will be fully paid and nonassessable.

     The specific terms of a particular series of Preference Stock offered hereby will be described in a Prospectus Supplement relating to such series and will include, without limitation, the following:

          (i) the maximum number of shares to constitute the series and the distinctive designation thereof;

          (ii) the annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate and whether dividends will be cumulative;

          (iii) whether the shares of the series will be redeemable and, if so, the price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of the series shall be entitled to receive upon the redemption thereof;

          (iv) the liquidation preference, if any, applicable to shares of the series;

          (v) whether the shares of the series will be subject to operation of a retirement or sinking fund and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

          (vi) the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, any other debt or equity securities;

          (vii) the voting power, if any, of any series; and

          (viii) any other preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof.

DESCRIPTION OF NON-VOTING PREFERRED STOCK


     Chiquita has 10,000,000 authorized shares of Non-Voting Preferred Stock, of which 2,875,000 shares, designated as $2.875 Non-Voting Cumulative Preferred Stock, Series A, par value $1.00 per share (the "Series A Preferred Stock"), were outstanding on April 1, 1996. The Non-Voting Preferred Stock may be issued in one or more series and the rights, preferences, privileges and restrictions, including dividend rights, conversion rights, terms of redemption and liquidation preferences of each series may be fixed or designated by the Board of Directors of the Company without any further vote or action by the Company's shareholders; provided however, that no series of Preferred Stock shall have the right to vote unconditionally in the election of directors of the Company. Upon issuance after full payment of the purchase price therefor, shares of Non-Voting Preferred Stock offered hereby will be fully paid and nonassessable.


     The specific terms of a particular series of Non-Voting Preferred Stock offered hereby will be described in a Prospectus Supplement relating to such series and will include, without limitation, the following:

          (i) the maximum number of shares to constitute the series and the distinctive designation thereof;

          (ii) the annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate and whether dividends will be cumulative;

          (iii) whether the shares of the series will be redeemable and, if so, the price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

          (iv) the liquidation preference, if any, applicable to shares of the series;

          (v) whether the shares of the series will be subject to operation of a retirement or sinking fund and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

          (vi) the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, any other debt or equity securities;

          (vii) special voting rights, if any, of any series; and

          (viii) any other preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof.

     THE SERIES A PREFERRED STOCK. Dividends on the Series A Preferred Stock accrue at an annual rate of $2.875 per share, are cumulative from February 15, 1994, and are payable quarterly in arrears, commencing June 7, 1994. The shares of Series A Preferred Stock have a liquidation preference of $50.00 per share plus dividends in arrears, if any.

     The Series A Preferred Stock is not convertible at the option of the Company prior to February 15, 1997. On and after February 15, 1997 until February 15, 2001, the Series A Preferred Stock will be convertible, in whole or in part, at the option of the Company, for such number of shares of the Company's Common Stock as are issuable at a conversion rate of 2.6316 shares of Common Stock for each share of Series A Preferred Stock, subject to adjustment in certain circumstances. The Company may exercise this option only if for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such 30 trading day period, the closing price of the Common Stock on the New York Stock Exchange (the "NYSE") exceeds $24.70, subject to adjustment in certain circumstances. On and after February 15, 2001, the Series A Preferred Stock will be convertible, in whole or in part, at the option of the Company, into that number of shares of Common Stock which shall have a current market price (calculated by averaging the closing prices of the Common Stock on the NYSE for the five trading days immediately preceding the conversion date) equal to $50.00 per share of Series A Preferred Stock. However, in no event shall the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible exceed 10, subject to adjustment in certain circumstances.

     Each share of Series A Preferred Stock is convertible at any time, at the holder's option, into 2.6316 shares of Common Stock, subject to adjustment in certain circumstances.

     The Series A Preferred Stock is not redeemable, and there is no redemption or sinking fund obligation with respect to the Series A Preferred Stock.

DEPOSITARY SHARES

     GENERAL. The Company may, at its option, elect to offer fractional shares of Preferred Stock (either Non-Voting Preferred Stock or Preference Stock) rather than full shares of Preferred Stock. In the event such option is exercised, the Company will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock as described below.

     The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Company and, unless otherwise indicated in the Prospectus Supplement, a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

     The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of Preferred Stock in accordance with the terms of the offering. Copies of the forms of

Deposit Agreement and Depositary Receipt are filed as exhibits to the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits.

     If required by law or applicable securities exchange rules, engraved Depositary Receipts will be prepared. Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

     DIVIDENDS AND OTHER DISTRIBUTIONS. The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the number of such Depositary Shares owned by such holders.


     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, as nearly as practicable, in proportion to the number of Depositary Shares owned by such holder, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.


     REDEMPTION OF DEPOSITARY SHARES. If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.


     VOTING THE PREFERRED STOCK. Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all action that may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Preferred Stock.



     AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT. The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment that materially adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares have been redeemed and all accumulated and unpaid dividends on the Preferred Stock, together with all other money or property, if any, to which holders of Depositary Shares are entitled, shall have been paid or distributed, or (ii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Receipts.



     CHARGES OF DEPOSITARY. The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay the Depositary's fees and its reasonable charges in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of Preferred Stock upon surrender of Depositary Receipts, as are expressly provided in the Deposit Agreement to be for their accounts.


     WITHDRAWAL OF PREFERRED STOCK. Upon surrender of Depositary Receipts at the principal office of the Depositary, subject to the terms of the Deposit Agreement, the owner of the Depositary Shares evidenced thereby is entitled to delivery of the number of whole shares of Preferred Stock and all money and other property, if any, represented by such Depositary Shares. Partial shares of Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Receipts evidencing Depositary Shares therefor.


     MISCELLANEOUS. The Depositary will forward to holders of Depository Receipts all reports and communications that the Company is required to furnish to the holders of the Preferred Stock and that are delivered to the Depositary.

     Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. Neither the Depositary nor any agent nor the Company shall be subject to any liability to any holder other than for gross negligence or willful misconduct. They may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.


     RESIGNATION AND REMOVAL OF DEPOSITARY. The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and, unless otherwise indicated in the Prospectus Supplement, must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                       DESCRIPTION OF SECURITIES WARRANTS

     The Company may issue Securities Warrants for the purchase of Debt Securities, Preferred Stock, Depositary Shares or Common Stock. Securities Warrants may be issued independently or together with Debt Securities, Preferred Stock, Depositary Shares or Common Stock offered by any Prospectus Supplement and may be attached to or separate from any such Offered Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Securities Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Securities Warrants. The Securities Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrants or beneficial owners of Securities Warrants. The following summary of certain provisions of the Securities Warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Securities Warrant Agreements.

     Reference is made to the Prospectus Supplement relating to the particular issue of Securities Warrants offered thereby for the terms of and information relating to such Securities Warrants, including, where applicable: (i) the designation, aggregate principal amount, currencies, denominations, and terms of the series of Debt Securities purchasable upon exercise of Debt Warrants and the price at which such Debt Securities may be purchased upon such exercise; (ii) the number of shares of Common Stock purchasable upon the exercise of Common Stock Warrants and the price at which such number of shares of Common Stock may be purchased upon such exercise; (iii) the number of shares and series of Preferred Stock and/or Depositary Shares purchasable upon the exercise of Preferred Stock Warrants and the price at which such number of shares of such series of Preferred Stock and/or Depositary Shares may be purchased upon such exercise; (iv) the date on which the right to exercise such Securities Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (v) United States Federal income tax consequences applicable to such Securities Warrants; (vi) the amount of warrants outstanding as of the most recent practicable date; and (vii) any other terms of such Securities Warrants. Common Stock Warrants will be offered and exercisable for U.S. Dollars or foreign currency, as specified in the Prospectus Supplement. Securities Warrants will be issued in registered form only.


     Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or such number of shares of Preferred Stock, Depositary Shares or Common Stock at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the Securities Warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such Prospectus Supplement. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void. The place or places where, and the manner in which, Securities Warrants may be exercised shall be specified in the Prospectus Supplement relating to such Securities Warrants.

     Prior to the exercise of any Securities Warrants to purchase Debt Securities, Preferred Stock, Depositary Shares or Common Stock, holders of such Securities Warrants will not have any of the rights of holders of Debt Securities, Preferred Stock, Depositary Shares or Common Stock, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable Indenture, or to receive payments of dividends, if any, on the Preferred Stock, Depositary Shares or Common Stock purchasable upon such exercise, or to exercise any applicable right to vote.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities (i) through underwriters or dealers;
(ii) through agents; (iii) directly to one or more institutional purchasers; or
(iv) through a combination of any such methods of sale. The Prospectus Supplement with respect to the Securities offered thereby will set forth the terms of the offering of such Securities, including the name or names of any underwriters, dealers or agents, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents, any initial public offering price, any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers and any securities exchanges on which such Securities may be listed. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

     If underwriters or dealers are used in the sale, the Securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the Securities offered by the Prospectus Supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     The Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offering and sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent (or the method by which such commissions can be determined) will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement any such agent will be acting on a best efforts basis for the period of its appointment.


     If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers or other persons acting as the Company's agents to solicit offers by certain specified institutions to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to contracts providing for payment and delivery on a specified date in the future. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by the Company. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that (i) such purchase shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such purchaser is subject and (ii) the Company shall have sold to the Underwriters the total amount of Securities being offered pursuant to the Prospectus Supplement less the amount of Securities subject to such delayed delivery and payment arrangements. The Prospectus Supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.


     Underwriters, dealers and agents may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company with respect to payments they may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

     Securities other than the Company's Common Stock may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for such Securities.

                                 LEGAL MATTERS


     The legality of the Securities and certain other legal matters in connection with the offering will be passed upon for the Company by Robert W. Olson, Vice President, General Counsel and Secretary of the Company. Certain legal matters will be passed upon for any underwriter or agent by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York. Mr. Olson presently holds shares of Chiquita Common Stock and employee stock options to purchase shares of Chiquita Common Stock, as well as shares of AFG common stock and options to purchase shares of AFG common stock.


                                    EXPERTS


     The consolidated financial statements of Chiquita Brands International, Inc. incorporated by reference in Chiquita Brands International, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

ITEM 16. EXHIBITS.

     The following Exhibits are filed as part of this Registration Statement:

EXHIBIT
  NO.
- -------
    1        Form of Underwriting Agreement Basic Provisions (with forms of Terms Agreement attached)
    4(a)     Second Restated Certificate of Incorporation of the Company
    4(b)     By-Laws of the Company, as amended
    4(c)     Indenture dated as of February 15, 1994 between the Company and The Fifth Third
             Bank, as Senior Debt Trustee, relating to the Senior Debt Securities
    4(d)     Form of Indenture between the Company and Star Bank, N.A., as Subordinated Debt
             Trustee, relating to the Subordinated Debt Securities
    4(e)     Form of Deposit Agreement
    4(f)     Form of Securities Warrant Agreement for Debt Securities
    4(g)     Form of Securities Warrant Agreement for Preferred Stock or Depositary Shares
    4(h)     Form of Securities Warrant Agreement for Common Stock
    5        Opinion of counsel
   12        Statement of computation of ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends
   23(a)     Consent of Independent Auditors
   23(b)     Consent of Counsel (included in Exhibit 5)
   24        Powers of Attorney
   25(a)     Statement of Eligibility on Form T-1 of The Fifth Third Bank, as Senior Debt
             Trustee, under the Trust Indenture Act of 1939, as amended, relating to the Senior
             Indenture
   25(b)     Statement of Eligibility on Form T-1 of Star Bank, N.A., as Subordinated Debt
             Trustee, under the Trust Indenture Act of 1939, as amended, relating to the
             Subordinated Indenture

     The Company will furnish to the Commission upon request its long-term debt instruments not listed in this Item.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, Ohio, as of the 4th day of April, 1996.

                                          CHIQUITA BRANDS INTERNATIONAL, INC.

                                          By:  /s/  WILLIAM A. TSACALIS
                                          --------------------------------------
                                                   William A. Tsacalis
                                                      Vice President
                                                      and Controller

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities indicated as of the 4th day of April, 1996.

                 SIGNATURE                                          TITLE
- --------------------------------------------     --------------------------------------------
                     *                           Chairman of the Board and Chief Executive
- --------------------------------------------     Officer
              Carl H. Lindner
                     *                           Director, President and Chief Operating
- --------------------------------------------     Officer
              Keith E. Lindner
             /s/  FRED J. RUNK                   Director
- --------------------------------------------
                Fred J. Runk
                     *                           Director
- --------------------------------------------
               Jean H. Sisco
                     *                           Director
- --------------------------------------------
             William W. Verity
                     *                           Director
- --------------------------------------------
             Oliver W. Waddell
                     *                           Director
- --------------------------------------------
              Ronald F. Walker
           /s/  STEVEN G. WARSHAW                Executive Vice President, Chief
- --------------------------------------------     Administrative Officer and Chief Financial
             Steven G. Warshaw                   Officer (Chief Financial Officer)
          /s/  WILLIAM A. TSACALIS               Vice President and Controller (Chief
- --------------------------------------------     Accounting Officer)
            William A. Tsacalis

- ---------------
*Pursuant to Power of Attorney


          /s/  WILLIAM A. TSACALIS
- --------------------------------------------
   William A. Tsacalis, Attorney-in-Fact

                               INDEX TO EXHIBITS


EXHIBIT
  NO.                                           DESCRIPTION
- -------     -----------------------------------------------------------------------------------
   *1       Form of Underwriting Agreement Basic Provisions (with forms of Terms Agreement attached)
   *4(a)    Second Restated Certificate of Incorporation of the Company, filed as Exhibit 3(a)
            to Quarterly Report on Form 10-Q for the quarter ended June 30, 1994
   *4(b)    By-Laws of the Company, as amended, filed as Exhibit 3-b to Annual Report on Form
            10-K for the year ended December 31, 1992
   *4(c)    Indenture dated as of February 15, 1994, between the Company and The Fifth Third
            Bank, as Senior Debt Trustee, relating to the Senior Debt Securities
   *4(d)    Form of Indenture between the Company and Star Bank, N.A., as Subordinated Debt
            Trustee, relating to the Subordinated Debt Securities, filed as Exhibit 4(d) of the
            Company's Registration Statement on Form S-3, Registration Statement No. 33-51995
    4(e)    Form of Deposit Agreement, including form of Depository Receipt
    4(f)    Form of Securities Warrant Agreement for Debt Securities
    4(g)    Form of Securities Warrant Agreement for Preferred Stock or Depositary Shares
    4(h)    Form of Securities Warrant Agreement for Common Stock
   *5       Opinion of counsel
   12       Statement of computation of ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, filed as Exhibit 12 to Annual Report on Form 10-K for the year ended December 31, 1995
   23(a)    Consent of Independent Auditors, filed as Exhibit 23 to Annual Report on Form 10-K for the year ended December 31, 1995
  *23(b)    Consent of Counsel (included in Exhibit 5)
   24       Powers of Attorney
  *25(a)    Statement of Eligibility on Form T-1 of The Fifth Third Bank, as Senior Debt
            Trustee, under the Trust Indenture Act of 1939, as amended, relating to the Senior
            Indenture
  *25(b)    Statement of Eligibility on Form T-1 of Star Bank, N.A., as Subordinated Debt
            Trustee, under the Trust Indenture Act of 1939, as amended, relating to the
            Subordinated Indenture

- ---------------
* Previously filed or incorporated by reference.